Exhibit 10.6

Institutional

Master Futures Client

Account Agreement

Merrill Lynch, Pierce, Fenner & Smith, Incorporated

540 W. Madison Ave. 21st Floor, Chicago, Illinois 60661

Tel: 312-537-6287

RISK DISCLOSURE STATEMENT FOR FUTURES AND OPTIONS

This brief statement does not disclose all of the risks and other significant aspects of trading in futures and options. In light of the risks, you should undertake such transactions only if you understand the nature of the contracts (and contractual relationships) into which you are entering and the extent of your exposure to risk. Trading in futures and options is not suitable for many members of the public. You should carefully consider whether trading is appropriate for you in light of your experience, objectives, financial resources and other relevant circumstances.

FUTURES

1.	Effect of ‘Leverage’ or ‘Gearing’

Transactions in futures carry a high degree of risk. The amount of initial margin is small relative to the value of the futures contract so that transactions are ‘leveraged’ or ‘geared.’ A relatively small market movement will have a proportionately larger impact on the funds you have deposited or will have to deposit: this may work against you as well as for you. You may sustain a total loss of initial margin funds and any additional funds deposited with the firm to maintain your position. If the market moves against your position or margin levels are increased, you may be called upon to pay substantial additional funds on short notice to maintain your position. If you fail to comply with a request for additional funds within the time prescribed, your position may be liquidated at a loss and you will be liable for any resulting deficit.

2.	Risk-reducing orders or strategies

The placing of certain orders (e.g., ‘stop-loss’ orders, where permitted under local law, or ‘stop-limit’ orders) which are intended to limit losses to certain amounts may not be effective because market conditions may make it impossible to execute such orders. Strategies using combinations of positions, such as ‘spread’ and ‘straddle’ positions, may be as risky as taking simple ‘long’ or ‘short’ positions.

OPTIONS

3.	Variable degree of risk

Transactions in options carry a high degree of risk. Purchasers and sellers of options should familiarize themselves with the type of option (i.e., put or call) which they contemplate trading and the associated risks. You should calculate the extent to which the value of the options must increase for your position to become profitable, taking into account the premium and all transaction costs.

The purchaser of options may offset or exercise the options or allow the options to expire. The exercise of an option results either in a cash settlement or in the purchaser acquiring or delivering the underlying interest. If the option is on a future, the purchaser will acquire a futures position with associated liabilities for margin (see the section on Futures above). If the purchased options expire worthless, you will suffer a total loss of your investment, which will consist of the option premium plus transaction costs. If you are contemplating purchasing deep-out-of-the-money options, you should be aware that the chance of such options becoming profitable ordinarily is remote.

Selling (‘writing’ or ‘granting’) an option generally entails considerably greater risk than purchasing options. Although the premium received by the seller is fixed, the seller may sustain a loss well in excess of that amount. The seller will be liable for additional margin to maintain the position if the market moves unfavorably. The seller will also be exposed to the risk of the purchaser exercising the option and the seller will be obligated to either settle the option in cash or to acquire or deliver the underlying interest. If the option is on a future, the seller will acquire a position in a future with associated liabilities for margin (see the section on Futures above). If the position is ‘covered’ by the seller holding a corresponding position in the underlying interest or a future or another option, the risk may be reduced. If the option is not covered, the risk of loss can be unlimited.

Certain exchanges in some jurisdictions permit deferred payment of the option premium, exposing the purchaser to liability for margin payments not exceeding the amount of the premium. The purchaser is still subject to the risk of losing the premium and transaction costs. When the option is exercised or expires, the purchaser is responsible for any unpaid premium outstanding at that time.

Additional risks common to futures and options

4.	Terms and conditions of contracts

You should ask the firm with which you deal about the terms and conditions of the specific futures or options which you are trading and associated obligations (e.g., the circumstances under which you may become obligated to make or take delivery of the underlying interest of a futures contract and, in respect of options, expiration dates and restrictions on the time for exercise). Under certain circumstances the specifications of outstanding contracts (including the exercise price of an option) may be modified by the exchange or clearing house to reflect changes in the underlying interest.

5.	Suspension or restriction of trading and pricing relationships

Market conditions (e.g., illiquidity) and/or the operation of the rules of certain markets (e.g., the suspension of trading in any contract or contract month because of price limits or ‘circuit breakers’) may increase the risk of loss by making it difficult or impossible to effect transactions or liquidate/offset positions. If you have sold options, this may increase the risk of loss.

Further, normal pricing relationships between the underlying interest and the future, and the underlying interest and the option may not exist. This can occur when, for example, the futures contract underlying the option is subject to price limits while the option is not. The absence of an underlying reference price may make it difficult to judge ‘fair’ value.

6.	Deposited cash and property

You should familiarize yourself with the protections accorded money or other property you deposit for domestic and foreign transactions, particularly in the event of a firm insolvency or bankruptcy. The extent to which you may recover your money or property may be governed by specified legislation or local rules. In some jurisdictions, property which had been specifically identifiable as your own will be pro-rated in the same manner as cash for purposes of distribution in the event of a shortfall.

7.	Commission and other charges

Before you begin to trade, you should obtain a clear explanation of all commissions, fees and other charges for which you will be liable. These charges will affect your net profit (if any) or increase your loss.

8.	Transactions in other jurisdictions

Transactions on markets in other jurisdictions, including markets formally linked to a domestic market, may expose you to additional risk. Such markets may be subject to regulation which may offer different or diminished investor protection. Before you trade, you should inquire about any rules relevant to your particular transactions. Your local regulatory authority will be unable to compel the enforcement of the rules of regulatory authorities or markets in other jurisdictions where your transactions have been effected. You should ask the firm with which you deal for details about the types of redress available in both your home jurisdiction and other relevant jurisdictions before you start to trade.

9.	Currency risks

The profit or loss in transactions in foreign currency-denominated contracts (whether they are traded in your own or another jurisdiction) will be affected by fluctuations in currency rates where there is a need to convert from the currency denomination of the contract to another currency.

10.	Trading facilities

Most open-outcry and electronic trading facilities are supported by computer-based component systems for the order-routing, execution, matching, registration or clearing of trades. As with all facilities and systems, they are vulnerable to temporary disruption or failure. Your ability to recover certain losses may be subject to limits on liability imposed by the system provider, the market, the clearing house and/or member firms. Such limits may vary; you should ask the firm with which you deal for details in this respect.

11.	Electronic trading

Trading on an electronic trading system may differ not only from trading in an open-outcry market but also from trading on other electronic trading systems. If you undertake transactions on an electronic trading system, you will be exposed to risk associated with the system, including the failure of hardware and software. The result of any system failure may be that your order is either not executed according to your instructions or is not executed at all.

12.	Off-exchange transactions

In some jurisdictions, and only then in restricted circumstances, firms are permitted to effect off-exchange transactions. The firm with which you deal may be acting as your counterparty to the transaction. It may be difficult or impossible to liquidate an existing position, to assess the value, to determine a fair price or to assess the exposure to risk. For these reasons, these transactions may involve increased risks. Off-exchange transactions may be less regulated or subject to a separate regulatory regime. Before you undertake such transactions, you should familiarize yourself with applicable rules and attendant risks.

INSTITUTIONAL FUTURES CLIENT ACCOUNT AGREEMENT

Merrill Lynch, Pierce, Fenner & Smith Incorporated, with an office at 540 W. Madison Ave., 21st Floor, Chicago, Illinois, 60661, (“Merrill Lynch”) agrees to carry one or more account(s) (each one referred to herein as an “Account” or “Client Account”) for the clients listed on the attached Schedule A or any subsequently added hereafter by joinder agreement (each a “Client”) and provide services to Client in connection with the purchase and sale of cash commodities (including financial instruments), options on cash commodities, commodity futures contracts, options on futures contracts, security futures products, forward or leverage contracts, exchange of futures for physicals, and any similar instruments which may be purchased or sold by or through Merrill Lynch for Client’s Account (collectively referred to as “Futures Contracts”). This master agreement (“Agreement”) is being entered into by an investment advisor with authority from and on behalf of each Client. This Agreement shall constitute a separate and bilateral agreement between Merrill Lynch and each Client, as if such Client had executed a separate agreement on its own behalf. The rights and obligations of each Client shall be separate and distinct from, and independent of, the rights and obligations of each other Client under this Agreement. In consideration thereof, Client and Merrill Lynch agree as follows:

1.	AUTHORIZATIONS AND ACKNOWLEDGMENTS

Client authorizes Merrill Lynch to purchase or sell Futures Contracts for the Account in accordance with Client’s oral or written instructions. Client hereby waives any defense that any such instructions were not in writing as may be required by any law, rule or regulation. In any such transaction, Merrill Lynch may act as agent or principal and may charge a mark-up or commission, as may be limited by law, rule or regulation. All contracts and transactions entered into after the close of any applicable futures exchange’s normal business hours may be considered the next business day’s activity. Merrill Lynch is not acting as a fiduciary, commodity trading advisor, investments advisor or commodity pool operator with respect to Client or any Futures Contracts or the Account and Merrill Lynch shall have no responsibility for compliance with any law or regulation governing the conduct of any such fiduciary or advisor selected by Client or Client’s conduct as a fiduciary, or otherwise, if applicable.

Client acknowledges that while Merrill Lynch is an indirect wholly-owned subsidiary of Bank of America Corporation, funds and securities deposited with Merrill Lynch are not insured by the Federal Deposit Insurance Corporation, are not bank guaranteed and may lose value.

2.	APPLICABLE LAW

All transactions under this Agreement shall be subject to the Commodity Exchange Act (the “Act”) and the constitution, rules, regulations, customs, usages, rulings, adjustments and interpretations of the Commodity Futures Trading Commission (“CFTC”), the National Futures Association (“NFA”), domestic or foreign exchanges, contract markets, and their clearing houses, if any, where the transactions are executed and/or cleared by Merrill Lynch or Merrill Lynch’s agents (“Applicable Law”). Merrill Lynch is hereby authorized, in its discretion, to employ affiliated and nonaffiliated clearing members, carrying brokers and floor brokers as Merrill Lynch’s agents or to engage in pre-execution discussions, in connection with the execution, carrying, clearance, delivery and settlement of any such transactions as permitted by Applicable Law. Client agrees to provide Merrill Lynch any information necessary for Merrill Lynch to respond to any inquiry from any exchange, contract market or other regulatory agency pursuant to Applicable Law.

Absent a separate written agreement with Client with respect to give-ups, Merrill Lynch, in its discretion, may, but shall not be obligated to, accept from other brokers selected by Client, Futures Contracts executed by such brokers which are given up to Merrill Lynch for clearing in any Account. If Client has executed with other brokers and Merrill Lynch is required to pay such executing brokers give up fees, Client agrees that Merrill Lynch may withhold such fees from Client’s account in anticipation of such payment coming due.

3.	MERRILL LYNCH REPRESENTATIONS

Merrill Lynch and its managing directors, officers, employees and affiliates may take or hold positions in or advise other clients concerning contracts which are the subject of advice from Merrill Lynch to the Client, which positions and advice may be consistent with or contrary to positions which are the subject of advice to the Client. In addition, Merrill Lynch, its directors, officers, employees, parent companies and affiliates may act on the other side of your order by the purchase or sale for an account in which Merrill Lynch or any person affiliated with Merrill Lynch has a direct or indirect interest, subject to such order being executed in accordance with and subject to the limitations and conditions of exchange rules or other Applicable Law.

4.	CLIENT REPRESENTATIONS

Client represents and warrants that (a) the individual(s) whose signatures are stated below is/are duly authorized and empowered to execute and deliver this Agreement and to effect purchases and sales of Futures Contracts through Merrill Lynch in one or more Accounts until such time as Merrill Lynch is notified by Client to the contrary; (b) regardless of any subsequent determination to the contrary, Client is a sophisticated user of the futures markets and is aware of the risks and obligations of Futures Contracts and is fully prepared to assume such risks and obligations and Client understands and consents to the representations made above by Merrill Lynch; (c) trading in Futures Contracts is within the power of Client and such activity will in no manner contravene the provisions of any corporate resolutions, by-laws, statutes, rules, regulations, operating agreement, partnership agreements, plan documents, trust agreements or any judgments, orders or other agreements to which Client is bound; (d) if Client is subject to any trading restrictions or limitations as set forth in Client’s prospectus, offering memorandum, certificate of incorporation or any law, rule, regulation or other governing document to which Client is subject, Merrill Lynch shall have no duty to monitor or verify Client’s compliance with any such restriction (e) Client is duly organized and in good standing under the laws of the jurisdiction in which it was organized and in all jurisdictions where it is qualified to do business; (f) Client is acting as principal and not as agent in transactions under this Agreement and no person other than Client has or will have an interest in the Account except as otherwise disclosed to Merrill Lynch herein; (g) Client agrees to provide any information regarding its transactions in Futures Contracts in the Account if requested of Merrill Lynch by any regulatory authority; and (h) Merrill Lynch is authorized to follow the instructions of the undersigned in every respect concerning this Account, including, but not limited to, payment of monies. With respect to activity in the Account, Merrill Lynch may rely upon the instructions of the above referenced individuals or any individuals subsequently authorized by Client until Client notifies Merrill Lynch to the contrary.

If Client engages in exchange of futures for physical, swap or other related derivative position (each an Exchange of Futures for Related Positions transaction, “EFRP”), Client acknowledges and agrees that, in connection with any EFRP transaction that (a) if the Client is the seller of the cash contract(s), swap or derivative, then the Client is the buyer of the futures contract(s) being exchanged in the EFRP respectively; and (b) if the Client is the buyer of the cash contract(s), swap or derivative then the Client is the seller of the futures contract(s) being exchanged in the EFRP, respectively. Upon request by Merrill Lynch, Client agrees to provide documentation sufficient to verify its purchase or sale of the cash, swap or other derivative contract.

5.	MODIFICATION AND TERMINATION

Whenever any statute shall be enacted which shall affect in any manner or be inconsistent with any of the provisions hereof, or whenever any rule or regulation shall be prescribed or promulgated by the CFTC, various commodity exchanges, or other agency or body having jurisdiction, which shall affect in any manner or be inconsistent with any of the provisions hereof, the provisions of this Agreement so affected shall be deemed modified or superseded, as the case may be, by such statute, rule or regulation, and all other provisions of the Agreement and the provisions as modified or superseded, shall in all respects continue to be in full force and effect. Merrill Lynch shall use commercially reasonable efforts to give notice to the Client of any material change in conduct under this Agreement required by any such statute, rule or regulation.

Absent an event of default, Merrill Lynch may terminate this Agreement upon five (5) days prior written notice to Client, and Client may terminate this Agreement at any time upon notice to Merrill Lynch. However, such termination by Client shall not affect any transaction entered into by Client prior to receipt of such notice by Merrill Lynch, or any open commodity positions or any liability held by or owed to Merrill Lynch by Client at the time of such termination. Client shall either close out all open positions in any Account or transfer all such positions to another futures commission merchant (“FCM”) no later than 5 business days after giving or receiving a notice of termination, If Client has outstanding give-up bills owed to other brokers at the time of its termination of this Agreement or has payment obligations with respect to the transfer of Futures Contracts to another FCM, Merrill Lynch may withhold the amount of such fees in order to make such payments. Upon satisfaction by Client of all obligations to Merrill Lynch arising hereunder, Merrill Lynch shall transfer to the FCM specified by Client all Contracts, cash, securities and other property, then held in any Account, whereupon this agreement shall terminate.

Other than as set forth in the first paragraph above, no provision of this Agreement shall in any respects be waived, altered, modified or amended unless such waiver, alteration, modification or amendment is in writing and signed by one of Merrill Lynch’s authorized officers and by one of Client’s authorized officers. Client and Merrill Lynch each agree that they are not relying on representations or statements made by the other party or any person representing them except for the representation and warranties expressed in this Agreement.

6.	ADVICE

All advice with respect to Futures Contracts transmitted by Merrill Lynch with respect to the Account is solely incidental to the conduct of Merrill Lynch’s business as an FCM and such advice will not serve as the primary basis for any decision by the Client. Any market recommendations or information communicated to Client by Merrill Lynch are only the opinions of Merrill Lynch, and such recommendations or information may be inaccurate, incomplete and/or unverified. Merrill Lynch shall have no discretionary authority, power or control over any decision made by Client with respect to the Account, whether or not Merrill Lynch’s advice is utilized in such decision.

7.	POSITION LIMITS

Client acknowledges Merrill Lynch’s right to limit the number of open positions which Client may maintain or acquire through Merrill Lynch at any time upon notice to Client. In addition, Client agrees it will not exceed contract market position limits without appropriate prior approval from the relevant contract market and shall provide to Merrill Lynch written evidence of its exemption from such position limits or notify Merrill Lynch if such exemption is withdrawn. Client shall not agree with any exchange or contract market to act as a market maker using Merrill Lynch’s execution or clearing capabilities without the prior written approval of Merrill Lynch.

8.	EXTRAORDINARY EVENTS AND THIRD PARTY ACTIONS

Merrill Lynch shall not be liable for breakdown or failure of transmission of communication facilities, systems or software, government restrictions, war or acts of terrorism, exchange failures or market rulings or natural disasters. Merrill Lynch shall not be liable to Client for any loss, cost, expense or damage to the Client with respect thereto, except as a result of Merrill Lynch’s negligence, willful misconduct or bad faith.

Under no circumstances shall Merrill Lynch have any responsibility, liability or obligation regarding any conduct, act, omission or representation of any introducing firm, commodity trading advisor, investment adviser or third party vendor selected by Client to give Client research or advice, to electronically route orders to Merrill Lynch or to provide like services to Client. For the avoidance of doubt, Merrill Lynch shall not be responsible for monitoring any trading limitations Client may have provided to such third party.

9.	COLLATERAL, SECURITY AND LENDING

All monies, securities, Futures Contracts or other property which Merrill Lynch may at any time be carrying for the Client or which may at any time be in the possession of Merrill Lynch including safekeeping, shall be subject to a general lien, security interest and right of set-off and recoupment in Merrill Lynch’s favor to discharge all obligations of the Client to Merrill Lynch, irrespective of whether or not Merrill Lynch may have made advances in connection with such securities, Futures Contracts or other property, and irrespective of the number of accounts the Client may have with Merrill Lynch. Merrill Lynch may apply or transfer such funds or other property of Client between any of Client’s accounts for the purposes of margin or reduction or satisfaction of any net debit balance, provided, however, Merrill Lynch shall make no such deduction, application or transfer if it will result in a margin shortfall or account deficit in any account of Client. Client will not cause or allow any of the collateral held in the Account, whether now owned or hereafter acquired, to be or become subject to any liens, security interests or encumbrances of any nature without the prior written consent of Merrill Lynch, and in no event shall the collateral held in the Account be subject to a lien or security interest superior to that of Merrill Lynch.

Merrill Lynch shall hold all of Client’s cash and collateral in accordance with the customer segregation and secured obligations under Applicable Law. In accordance with the terms and limitations of the Act and Applicable Law regarding investment and pledging of Client assets, the Client grants to Merrill Lynch the right to pledge, re-pledge, hypothecate, re-hypothecate, invest or loan, either separately or with the property of other clients, to either itself as broker or to others, any securities or other property held by Merrill Lynch on margin for the Account of the Client or as collateral therefore.

10.	FEES AND COMMISSIONS

Client shall be charged exchange and regulatory fees as determined by the relevant exchange and/or regulator. If Client is a member of any U.S. exchange, Client must advise Merrill Lynch accordingly if Client may avail itself of any reduced fee at such exchange. In addition, Client must notify Merrill Lynch if it ceases to be a member of any such exchange. Client shall be liable for all fees (including any fines) owed to the exchange if Client fails to give such notice to Merrill Lynch. Merrill Lynch may pay interest to Client on any available margin excess as agreed to from time to time between Merrill Lynch and Client. Merrill Lynch may charge interest upon the Account in accordance with Merrill Lynch’s customary charges, as determined by Merrill Lynch, at the time of the acceptance of this Agreement and thereafter. Client agrees to pay all such commissions as agreed to from time to time between Merrill Lynch and Client within the Transfer Period (as defined below).

11.	MARGIN

Client will at all times maintain such margins or collateral for said Accounts, as are reasonably required by Merrill Lynch or an exchange, contract market or clearing house, and will at any time upon Merrill Lynch’s demand in accordance with the Transfer Period, discharge margin obligations of Client to Merrill Lynch. The term “Transfer Period shall mean: (a) with respect to any written or electronic demand for margin or payment made before 12:00 p.m. New York time on any business day, payment or delivery by the close of business on such business day and (b) with respect to any written or electronic demand for margin or payment made after 12:00 p.m. New York time on any business day, payment or delivery by the close of business on the following business day.

12.	LIQUIDATION

If any of the following events shall occur, Merrill Lynch may proceed in accordance with the following paragraph (a) Client shall be dissolved or in any other way terminated other than a bona fide restructuring (with prior notice to Merrill Lynch) that results in a successor entity with no lesser credit quality than the original entity; (b) Client shall fail to deposit or maintain initial or original margin, or make timely payment of additional or variation margin or option premium, in each case within the Transfer Period; (c) Client files a proceeding under any applicable bankruptcy or insolvency law, an assignment for the benefit of creditors or an application for a receiver, custodian, conservator, administrator, liquidator or trustee OR an order for relief shall be issued by a court for the winding-up, liquidation or administration of Client; (d) if, on any date, the absolute value of the percentage change in Client’s Net Asset Value per share is greater than 220% of the absolute value of the percentage change in the corresponding index (for purposes hereof, “Net Asset Value” means total assets minus total liabilities); (e) the Account shall incur a deficit balance which remains uncured for one (1) business day after written or electronic notice to Client; (f) any material representation or warranty made by Client to Merrill Lynch is untrue or inaccurate in any material respect; (g) if Client is an investment company, hedge fund, commodity pool or any other form of collective investment vehicle, proceedings for the revocation or suspension of the registration of any public offering of interests in Client or of any person or entity required to be registered in connection with Client’s activities have been instituted or are pending by any governmental agency or self-regulatory organization; (h) the Account is being attached or garnished or Merrill Lynch receives notice of such attachment or garnishment; or (i) if Client defaults on any obligations to Merrill Lynch hereunder or otherwise to Merrill Lynch and any of its affiliates in respect of any transaction or agreement and such default is not cured under the applicable cure periods contained in such agreement.

In each event specified above, Merrill Lynch may liquidate or hedge Client’s open positions in whole or in part, sell, to itself or others, or otherwise dispose of, realize, set off or apply any or all of the property represented by an entry on or standing to the credit of the Account or held by, to the order or under the direction or control of Merrill Lynch, or any exchange or clearing organization through which transactions on Client’s behalf are executed or cleared, buy any property, straddle or spread open positions, for the Account, and/or cancel any outstanding orders and commitments made by Merrill Lynch on Client’s behalf.

Without prejudice to the foregoing, Merrill Lynch shall have (to the greatest extent permitted by applicable law) all of the rights of a secured party with respect to the property referred to above, and any rights, powers and remedies provided herein shall operate as a variation and extension of any statutory power of sale, application or realization available to Merrill Lynch as a secured party.

Any such liquidation, sale, purchase and/or cancellation may be made at Merrill Lynch’s discretion on any exchange or other market or through any clearing organization where such business is transacted, at public auction or at private sale, upon prior notice to Client if reasonable under the circumstances, without advertising the same and without prior tender, demand or call upon Client. No prior tender, demand or call from Merrill Lynch of the time and place of such liquidation, sale, purchase and/or cancellation shall be deemed to be a waiver of Merrill Lynch’s right to liquidate, sell, purchase and/or cancel as provided herein.

In any transaction described above, Merrill Lynch may sell any property to itself or its affiliates or buy any property from itself or its affiliates in an arms-length transaction. Merrill Lynch may, to the extent permitted by law, purchase the whole or any part thereof free from any right of redemption. In all cases, Client shall remain liable for, and shall pay to Merrill Lynch the amount of, any deficiency in the Accounts with Merrill Lynch resulting from any transaction described herein above. So long as Merrill Lynch’s rights or position would not be jeopardized thereby, Merrill Lynch shall make a good faith effort to notify Client of its intention to take any of the actions specified in this paragraph before taking any such action, provided that Merrill Lynch shall not be deemed to have breached any obligation to Client if no such notice is given.

13.	CURRENCY FLUCTUATION RISK/PAYMENT OBLIGATIONS

All initial and subsequent deposits for margin purposes shall be made in U.S. Dollars unless otherwise agreed by Merrill Lynch and Client. By placing an order for a Futures Contract that settles in a currency other than U.S. dollars, Client agrees that Merrill Lynch may convert to the appropriate currency funds sufficient to meet the applicable margin requirement or Client may deposit the applicable currency. Client understands and agrees that if Client trades in such Futures Contracts, the margin for and accruals from such trading may be held in the applicable currency outside of the U.S., a money center country or the country of origin of such currency and that accounts held outside of the U.S. may not be afforded the bankruptcy protections of the U.S. bankruptcy code.

Client shall bear all risk and cost in respect to the conversion of currencies incurred relative to transactions effected on behalf of Client pursuant hereto. In no event shall Merrill Lynch be required to effect or be responsible for the conversion of funds in anticipation of changes in prevailing rates of exchange.

With respect to all securities, Futures Contracts and other property purchased or sold for the Account, Client agrees to pay Merrill Lynch upon demand within the Transfer Period: (a) any tax imposed on such transactions by any competent authority; (b) the amount of any trading losses in the Account and (c) any debit balance or deficiency remaining in the Account.

14.	DELIVERY INSTRUCTIONS FOR PHYSICAL SETTLEMENT/OPTIONS EXERCISE

The Client understands that, if Client maintains an account for speculation, liquidating instructions on open futures positions maturing in a current month must be given to Merrill Lynch at least three (3) business days prior to the first notice day or last trading day, whichever is earlier. If Client maintains an Account for hedging, Client understands that liquidating instructions on open futures positions maturing in a current month must be given to Merrill Lynch at least one (1) business days prior to the first notice day in the case of long positions and, in the case of short positions, at least one (1) business days prior to the last trading day. Alternatively, sufficient funds to take delivery or necessary delivery documents to make delivery must be delivered to Merrill Lynch within the same period(s) described above, as applicable. Client understands and acknowledges that option positions may be subject to automatic exercise procedures. Merrill Lynch will exercise all in-the-money option positions that are subject to automatic exercise unless Client advises Merrill Lynch to the contrary. In all cases, if any exchange or self-regulatory organization requests delivery intention instructions from Merrill Lynch, Client shall provide such instructions promptly without regard to the above time frames.

In the event Merrill Lynch has provided notice to Client of the need for instructions, funds or documents and none are received by Merrill Lynch within the applicable time frame above, Merrill Lynch at its discretion and in any commercially reasonable manner, may either liquidate the Client’s positions, or make or receive delivery of any securities, commodities or instruments, or exercise or allow the expiration of any option upon such terms and by such methods which Merrill Lynch deems to be feasible. Client shall remain fully liable for all costs, expenses and liabilities incurred by Merrill Lynch in connection with such transactions and for any remaining debit balance.

In the case of Merrill Lynch’s inability to deliver any security, commodity or other property to the purchaser by reason of failure of the Client to supply Merrill Lynch therewith, then and in such event, the Client authorizes Merrill Lynch to borrow any security, commodity or other property necessary to make delivery thereof. Client agrees to be responsible for any premiums which Merrill Lynch may be required to pay thereon or any cost which Merrill Lynch may sustain by reason of Merrill Lynch’s inability to borrow the security, commodity or other property sold.

Notwithstanding the foregoing, any time that Client fails to make or take delivery, Client agrees that it shall be responsible for any debit, loss, exchange or clearing corporation fine or other assessment or penalty levied against Merrill Lynch as a result of Client’s failed delivery, except to the extent caused by the negligence or willful misconduct of Merrill Lynch.

15.	VERIFICATION OF INFORMATION

Federal law requires all financial institutions to obtain, verify, and record information that identifies each Client who opens an account and, therefore, in order to open an account, Merrill Lynch may request Client’s name, formation documents, licenses, as well as other information necessary to verify identity (including date of birth for individuals). Further, Client understands that an investigation may be conducted at banks, financial institutions and credit agencies pertaining to Client’s identity, credit standing and its business. Client acknowledges that Bank of America NA is an agent of Merrill Lynch for such credit analysis. The Client agrees to notify Merrill Lynch if the financial information provided to Merrill Lynch by Client changes in any material respect.

If more than one person or entity owns an interest in the Account, all such persons and entities shall execute this Agreement and each shall be deemed to be the Client.

16.	REPORTS AND COMMUNICATIONS

All written and oral reports related to the Accounts, including but not limited to confirmations, purchase and sale statements and monthly statements, given to Client shall be conclusive and binding, absent manifest error, on Client unless Client notifies Merrill Lynch of any objection as follows: (i) in the case of any oral communication, at the time such report is given to Customer, and (ii) in the case of any written communication, before the opening of trading on the business day following the day on which Client received such written communication, provided however, that with respect to monthly statements, Client will notify Merrill Lynch of any objection within two (2) business days after receipt.

Communications will be sent to Client via mail, electronic transmission or facsimile at Client’s request, at the address of record on the Account Application submitted by Client or at such other address as Client may hereafter give Merrill Lynch in writing. Client must notify Merrill Lynch if it is not receiving its statements in a timely manner.

All objections should be directed to Client’s futures client service representative or to Merrill Lynch’s Futures Operations Division at 312.442.5450. If any error is not corrected timely or if Client has any other complaint, Client must send a written notice to Merrill Lynch at Merrill Lynch, Pierce, Fenner & Smith, Futures Compliance Department, 1 S. Wacker Drive, Suite 300, Chicago, Illinois, 60606, facsimile number 312.704.1152.

17.	GOVERNING LAW, JURISDICTION, SUCCESSORS AND BINDING EFFECT

Any disputes arising out of or relating to this Agreement and its enforcement shall be governed by the laws of the State of New York without regard to conflicts of law principles. The parties submit to the non-exclusive jurisdiction of the courts of the State of New York and of the Federal Courts in the Southern District of New

York with respect to any claim arising out of or relating to this Agreement. Client agrees that any claim, action or proceeding arising under or in any way relating to this Agreement must be brought, if at all, within one year of the date of the event(s) giving rise thereto. Client and Merrill Lynch hereby waive a trial by jury in any action arising out of or relating to this Agreement or any transaction in connection therewith.

All provisions shall be continuous, and shall cover the Account which the Client opens with Merrill Lynch, and shall inure to the benefit of Merrill Lynch’s parent firm or any successor organization, and shall be binding upon the Client, its successors and assigns. If any part of this Agreement is found by a court of competent jurisdiction to be void, unlawful or unenforceable, the remainder of this Agreement shall continue in full force and effect.

In accordance with CFTC Regulation 1.65, Merrill Lynch may assign the Account and this Agreement to another registered FCM by notifying Client of the date and name of the intended assignee FCM, which notice shall be provided to Client at least ten business days prior to the date of the intended assignment. Unless Client objects to the assignment prior to the scheduled date for the assignment, the assignment will be binding on the Client. Client may not assign this Agreement without Merrill Lynch’s prior consent, which shall not be unreasonably withheld.

18.	COMPENSATION FOR LOSSES AND EXPENSES

Client agrees to compensate Merrill Lynch, its parent, affiliates, employees and agents for any and all direct loss, liability or reasonable cost (including reasonable attorneys’ fees), penalty or tax incurred by Merrill Lynch as a result of Client’s failure to comply with any provision of, or to perform any obligation under, this Agreement.

Subject to the following sentence, if Client is a trust, then specifically, without limiting the generality of the prior paragraph, Client agrees that Merrill Lynch shall not be responsible if Merrill Lynch follows the trustee’s instructions. Merrill Lynch shall be responsible to Client for any breach of this Agreement by Merrill Lynch and its conduct and the conduct of its employees and agents which constitutes negligence or willful misconduct or fraud.

19.	RECORDING

Each party understands that the other party, in its discretion, may record on tape or otherwise memorialize, any telephone conversation between the parties, although neither party assumes responsibility to do such or to retain such recordings or records. The parties acknowledge, authorize and consent to the electronic recording of telephone conversations between Client, Merrill Lynch or any of their respective employees, agents or associated persons, on tape or otherwise, with or without the use of an automatic tone warning device. Each party agrees that such recordings may be submitted in evidence in any proceeding or action relating to this Agreement, provided, however, the parties agree not to object to admission of such evidence based on the fact that the recording may not be a “writing” and may not be “signed.”

20.	ERISA CLIENTS

If Client is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), Client or its advisor, if applicable, has considered the obligations and requirements of ERISA, including prudence and diversification, with respect to trading Futures Contracts and the other transactions anticipated under this Agreement. Client’s represents that the opening of the Account will not result in or constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or any similar provision of applicable law, for which an exemption is not available, and the undersigned will not enter into any transaction using assets of the Account that will result in or constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or any similar provision of applicable law, for which an exemption is not available. Client further represents that assets pledged as margin by Client hereunder do not and will not constitute “plan assets” within the meaning of Title 1 of ERISA or Section 4975 of the Internal Revenue Code or other Applicable Law. Client agrees that Merrill Lynch has no discretionary authority over this Account and is not a fiduciary with respect to Client.

21.	HEDGE ACCOUNT DESIGNATION (Please strike Paragraphs 21 & 22 if the Account is speculative)

If an Account is a hedge account, all orders which the Client gives for the purchase or sale of futures or options contracts for such Account will represent bona fide hedges in accordance with accepted definitions of hedge transactions as that term is defined in Regulation 1.3(z) under the Act, if applicable, and any current amendments or interpretations thereto as well as those which may be made in the future by the CFTC. Client acknowledges that it is required to complete the Required Hedge Account Instructions in Paragraph 22 below and notify Merrill Lynch if any transactions in Futures Contracts should no longer be designated as hedged Futures Contracts.

22.	REQUIRED HEDGE ACCOUNT INSTRUCTIONS

If Client has indicated on the Client Application that orders placed for the Account represent bona fide hedging transactions, please complete the following. Client should note that CFTC Regulation 190.06 permits Client to specify whether, in the unlikely event of Merrill Lynch’s bankruptcy, Client prefers the bankruptcy trustee to liquidate all positions in the Account. Accordingly, Client hereby elects as follows: (please check appropriate box):

Liquidate	Not Liquidate

If neither alternative is initialed, Client will be deemed to have elected to have all positions liquidated. This election may be changed at any time by Client through written notice.

23.	RECEIPT OF CLIENT ACKNOWLEDGMENTS

By checking the boxes and signing below, Client hereby expressly acknowledges and agrees that Client has received, read and understood and has retained a copy of the “Risk Disclosure Statement for Futures and Options” which includes the disclosures required by CFTC Rules 1.55, 30.6, 33.7 and 190.10(c), the specific disclosure statements below and other disclosure and risk statements applicable to the Account as set forth in this Agreement and the Client Application. Please check all boxes.

☐	Risk Disclosure Statement for Futures and Options

☐	Authorization to Transfer Client Funds (as set forth in Section 9 above)

☐	Authorization for Cross Transactions (as set forth in Section 3 above)

Client hereby acknowledges that Client has read and understands all the disclosures provided and agrees to be bound by all of the terms contained in this Agreement. Client agrees to the extent any consent was given herein, such consent shall be deemed to renew annually if required by Applicable Law. Client agrees to immediately notify Merrill Lynch of any material changes to the information contained herein. Merrill Lynch and Client agree that this Agreement may be executed in counterparts.

PLEASE NOTE: If this Agreement is executed on behalf of a corporation, a corporate resolution authorizing the signature(s) below must be attached. If this Agreement is executed on behalf of a partnership, then the signature(s) below is/are that of all of the general partners and the partnership agreement must be attached. If this Agreement is executed on behalf of a trust, the trustee signature block below must be signed and the trust agreement provided. If this Agreement is executed on behalf of a limited liability company or a non-US limited company, the operating agreement or a resolution authorizing the signature(s) below must be attached. Persons signing this Agreement must provide proof of identity. Additional documentation may be requested in accordance with applicable anti-money laundering policies.

Please indicate your understanding and agreement of these terms by signing below.

PROSHARE CAPITAL MANAGEMENT LLC

as investment advisor and with authority from and on behalf of each of the Clients listed on Schedule A

By:
	Authorized Signature	Date:

	Print Name	Title